Exhibit 2.0


                      AGREEMENT AND PLAN OF REORGANIZATION
                          AND STOCK PURCHASE AGREEMENT

                                  by and among

                       HEALTHCARE NETWORK SOLUTIONS, INC.
                                   as Acquiror

                                       And

                             NOVA BIOGENETICS, INC.
                                   as Acquiree


                                TIMOTHY C. MOSES

                                       and

                               the Stockholders of
                             NOVA BIOGENETICS, INC.








                                 March 19, 2003





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                      AGREEMENT AND PLAN OF REORGANIZATION
                          AND STOCK PURCHASE AGREEMENT

         THIS AGREEMENT AND PLAN OF REORGANIZATION and STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 19th day of March , 2003 by and among HEALTHCARE NETWORK SOLUTIONS, INC., a Delaware corporation (hereinafter referred to as "HNS") and NOVA BIOGENETICS, INC. , a Delaware corporation (hereinafter referred to as the "Company"), TIMOTHY C. MOSES (hereinafter referred to as "Moses"), and the stockholders of the Company (hereinafter collectively referred to as the "Stockholders").

                                    RECITALS:

         The parties previously entered into an Agreement and Plan of Reorganization and Stock Purchase Agreement dated as of December 12, 2002 (the "Prior Agreement"), which included Sharon Allred ("Allred"), who previously served as President, Chief Executive Officer and a Director of HNS. On March 7, 2003, Allred resigned in all capacities with HNS.

         In light of the resignations of Allred, the parties agreed to terminate the Prior Agreement and have agreed to enter into this Agreement which shall supercede and replace the prior agreement in all respects.

         The Stockholders own all of the issued and outstanding shares of the capital stock of the Company as set forth on Exhibit A hereto.

         HNS is willing to acquire all of the issued and outstanding capital stock of the Company, making the Company a wholly-owned subsidiary of HNS, and the Stockholders desire to exchange all of their shares of the Company's capital stock for shares of HNS' authorized but unissued shares of Common Stock as hereinafter provided.

         It is the intention of the parties hereto that: (i) HNS shall acquire all of the issued and outstanding capital stock of the Company in exchange solely for 31,253,904 shares of HNS' authorized but unissued Common Stock set forth below (the "Exchange"); (ii) the Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and related sections thereunder; and (iii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, (the "Act") and under the applicable securities laws of the state or jurisdiction where the Stockholders reside.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. EXCHANGE OF SHARES AND DISPOSITION OF ASSETS OF HNS

         1.1 Exchange of Shares. HNS and the Stockholders hereby agree that the Stockholders shall, on the Closing Date (as hereinafter defined), exchange all of their issued and outstanding shares of the capital stock of the Company (the "NBG Shares") for 31,253,904 shares of HNS Common Stock, $0.001 par value (the "HNS Shares") set forth in Exhibit A hereto. The number of shares of capital stock owned by the Stockholders and the number of HNS Shares which the Stockholders will be entitled to receive in

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the Exchange is set forth in Exhibit A hereto. In the event the Company shall issue any more shares of its common stock prior to the Closing Date for this Agreement, the number of HNS Shares will not be increased but shall be reallocated based on the percentage of NBG Shares held by the Stockholders of the Company as of the Closing Date. In addition all Stockholders subsequent to the date hereof shall become signatories to this Agreement or otherwise provide their written consent to the terms of this Agreement.

         1.2 Delivery of Shares. On the Closing Date, the Stockholders will deliver to HNS the certificates representing the NBG Shares, duly endorsed (or with executed stock powers) so as to make HNS the sole owner thereof. HNS shall deliver to the Stockholders 31,253,904 shares of HNS' common stock, representing approximately 62.5 of HNS' common stock to be outstanding at the Closing Date on a fully-diluted basis.

         1.3 Tax Free Reorganization. The Stockholders acknowledge that, in the event that capital stock of the Company representing at least 80% in interest of the Company is not exchanged for shares of HNS voting capital stock pursuant hereto, the Exchange will not qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

         1.4 Investment Intent. The HNS Shares have not been registered under the Securities Act of 1933, as Amended, and may not be resold unless the HNS Shares are registered under the Act or an exemption from such registration is available. The Stockholders represent and warrant that they are acquiring the HNS Shares for their own account, for investment, and not with a view to the sale or distribution of the HNS Shares. Each certificate representing the HNS Shares will have a legend thereon incorporating language as follows:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless in the opinion of counsel satisfactory to the Company, registration is not required under the Act."

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY, MOSES AND THE
           STOCKHOLDERS

         The Company and Moses and the Stockholders (as to Section 2.2 and 2.13 hereof) hereby represent and warrant to HNS as follows:

         2.1 Organization and Good Standing; Ownership of Shares. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary. The Company does not have any subsidiaries.

         2.2 Ownership of Shares. The Stockholders are the owners of record and beneficially of all of the shares of capital stock of the Company as listed on Schedule A hereto, all of which NBG Shares are free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

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         2.3 Taxes. The Company has prepared and filed all appropriate federal, state and local tax returns of every kind and category (including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, inventory taxes, use taxes, gross receipt taxes, franchise taxes and property taxes), for all periods prior to and through the date hereof for which any such returns have been required to be filed by it and has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof.

         2.4 Compliance with Laws. The Company has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, including Federal and State securities laws, which, if not complied with, would materially and adversely affect the business of the Company.

         2.5 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                  (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company;

                  (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Company is a party or by or to which it or any of its assets or properties may be bound or subject;

                  (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Company, or upon the properties or business of the Company; or

                  (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of the Company.

         2.6 Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving the Company. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving the Company or any of its properties or assets. There is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.

         2.7 Brokers or Finders. No broker's or finder's fee will be payable by the Company in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by the Company or the Stockholders.

         2.8 Patents. The Company has four jointly held U.S. granted patents and four pending U.S. patent applications as well as four foreign patents issued and multiple foreign patents pending. The Company is also a party to a joint venture agreement with International Biochemical Industries, Inc.,("IBIS"), an affiliate of the Company and Moses, and an exclusive license agreement with BioShield,

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which agreements have previously been provided to HNS. Such Agreements are in full force and effect as of the date hereof and as of the Closing Date.

         2.9 Real Estate. The Company neither owns real property nor is a party to any leasehold agreement.

         2.10 Tangible Assets. The Company has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by the Company (the "Tangible Assets"). The Tangible Assets owned by the Company are free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.

         2.11 Liabilities. The Company does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, other than incurred in the ordinary course of business.

         2.12 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $.0001 par value, of which 4,700,000 shares are presently issued and outstanding. Subsequent to the date hereof and prior to the Closing, the Company may issue additional shares of its common stock, which will not affect the number of HNS Shares to be issued to the Stockholders pursuant to this Agreement.

         2.13 Access to Information. The Stockholders have been afforded the opportunity to ask questions of, and receive answers from the officers and/or directors of HNS acting on its behalf concerning the terms and conditions of this Agreement and to obtain any additional information, to the extent that HNS possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished; and has availed himself of such opportunity to the extent it considers appropriate in order to permit him to evaluate the merits and risks of HNS. It is understood that all documents, records and books pertaining to HNS have been made available for inspection, and that the books and records of HNS will be available upon reasonable notice for inspection by the Stockholders during reasonable business hours at its principal place of business.

         2.14 Full Disclosure. No representation or warranty by the Company, Moses or the Stockholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to HNS pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of the Company.

         2.15 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 2 shall be true and complete on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF HNS

         HNS hereby represents and warrants to the Company, Moses and the Stockholders as follows:

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         3.1 Organization and Good Standing. HNS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. HNS is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by HNS or the nature of the business transacted by it make such license or qualification necessary.

         3.2 The HNS Shares. The HNS Shares to be issued to the Stockholders have been or, by the Closing Date, will have been duly authorized by all necessary corporate and stockholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

         3.3 Financial Statements; Books and Records. There has been previously delivered to the Company, the audited balance sheet of HNS as at June 30, 2002 and the unaudited balance sheet as at December 31, 2002 (the "HNS Balance Sheet") and the related audited statements of operations for the periods then ended (the "Financial Statements"). The Financial Statements are true and accurate and fairly represent the financial position of the Company as at such dates and the results of its operations for the periods then ended, and have been prepared in accordance with generally accepted accounting principles consistently applied.

         3.4 No Material Adverse Changes. Since the date of the HNS Balance Sheet and except as otherwise disclosed in HNS's reports or filings made under the Securities Exchange Act of 1934, there has not been:

                  (i) any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of HNS;

                  (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of HNS, whether or not covered by insurance;

                  (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of HNS' capital stock;

                  (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by HNS of any properties or assets; or

                  (v) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

         3.5 Taxes. HNS has prepared and filed all appropriate federal, state and local tax returns of every kind and category (including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, inventory taxes, use taxes, gross receipt taxes, franchise taxes and property taxes) for all periods prior to and through the date hereof for which any such returns have been required to be filed by it or the failure to make such filings and resulting liability would not be material relative to the results of operations of HNS. HNS has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof.

         3.6 Compliance with Laws. HNS has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to their

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businesses, including Federal and State securities laws, which, if not complied with, would materially and adversely affect the business of HNS or the trading market for the shares of HNS' common stock.

         3.7 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                  (i) violate any provision of the Certificate of Incorporation or By-Laws of HNS;

                  (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which HNS is a party or by or to which it or any of its assets or properties may be bound or subject;

                  (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, HNS or upon the properties or business of HNS; or

                  (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of HNS.

         3.8 Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving HNS. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving HNS or any of its properties or assets. Except as set forth on Schedule 3.8, there is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding other than the default in notes payable in the amount of $275,000 and claims by creditors for the accounts payable which are set forth on the HNS Balance Sheet.

         3.9 Brokers or Finders. No broker's or finder's fee will be payable by HNS in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by HNS.

         3.10 Liabilities. HNS does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the Balance Sheet. As of the Closing Date, HNS will not have any Liabilities, other than Liabilities fully and adequately reflected on the HNS Balance Sheet or HNS' balance sheet dated December 31, 2002, except for Liabilities incurred in the ordinary course of business. All Liabilities and agreements of HNS are assumable by third parties.

         3.11 Operations of HNS. Except as set forth on Schedule 3.11 or in HNS' reports or filings made under the Securities Exchange Act of 1934, since the date of the HNS Balance Sheet and through the Closing Date hereof, HNS has not and will not have:

                  (i) incurred any indebtedness for borrowed money;

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                  (ii) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

                  (iii) made any loan or advance to any stockholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

                  (iv) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

                  (v) disposed of any assets of HNS except in the ordinary course of business; or

                  (vi) materially increased the annual level of compensation of any executive employee of HNS;

                  (vii) increased, terminated amended or otherwise modified any plan for the benefit of employees of HNS;

                  (viii) issued any equity securities or rights to acquire such equity securities; or

                  (ix) except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

         3.12 Authority to Execute and Perform Agreements. HNS has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of HNS, enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by HNS of this Agreement, in accordance with its respective terms and conditions will not:

                  (i) require the approval or consent of any governmental or regulatory body, the stockholders of HNS, or the approval or consent of any other person;

                  (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to HNS, or any instrument, contract or other agreement to which HNS is a party or by or to which HNS is bound or subject; or

                  (iii) result in the creation of any lien or other encumbrance on the assets or properties of HNS.

         3.13 Delivery of Periodic Reports; Compliance with 1934 Act. HNS has provided the Company and to Moses with all of its Periodic Reports filed with the Securities and Exchange Commission since January 1, 2000. HNS has filed all required Periodic Reports and is in compliance with its reporting obligations under the Securities Exchange Act of 1934. All reports filed pursuant to

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such Act are complete and correct in all material respects. All material contracts relative to HNS are included in the Periodic Reports. All material contracts and commitments for the provision or receipt of services or involving any obligation on the part of HNS are included as exhibits to such periodic reports or are listed on Schedule 3.13 hereto.

         3.14 Capitalization. The authorized capital stock of HNS consists of 50,000,000 shares of common stock, $.0001 par value, of which 22,046,062 shares are presently issued and outstanding (not giving effect to certain contributions to capital hereinafter described). Except as indicated in Schedule 3.14 hereto, HNS has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of HNS.

         3.15 Full Disclosure. No representation or warranty by HNS in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to the Company or the Stockholders pursuant hereto or in connection with the execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of HNS.

         3.16 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 3 shall be true and complete on the Closing Date with the same force and effect as through such representations and warranties had been made on and as of the Closing Date.

SECTION 4.  COVENANTS OF COMPANY AND MOSES

         The Company and Moses covenant to HNS as follows:

         4.1 Conduct of Business. From the date hereof through the Closing Date, the Company and Moses shall cause the Company to conduct its business in the ordinary course.

         4.2 Preservation of Business. From the date hereof through the Closing Date, the Company and Moses shall cause the Company to use its best efforts to preserve its business organization intact, keep available the services of its present employees, consultants and agents.

         4.3 Litigation. The Company shall promptly notify HNS of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against the Company or against any officer, director, employee, consultant, agent, stockholder or other representative with respect to the affairs of the Company.

         4.4 Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing Date, the Company and Moses shall cause the Company to conduct its business in such a manner so that the representations and warranties contained in Section 2 shall continue to be true and correct on and as of the Closing Date and as if made on and as of the Closing Date, and shall:

                  (i) promptly give notice to HNS of any event, condition or circumstance occurring from the date hereof through the Closing Date which would render any of the representations or warranties materially untrue, incomplete, insufficient or constitute a violation or breach of this Agreement; and

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                  (ii) supplement the information contained herein in order that the information contained herein is kept current, complete and accurate in all material respects.

SECTION 5. COVENANTS OF HNS

         HNS covenants to the Company and the Stockholders as follows:

         5.1 Conduct of Business. From the date hereof through the Closing Date, HNS shall conduct its business in the ordinary course and, without the prior written consent of the Company, shall ensure that HNS does not undertake any of the actions specified in Section 3.11 hereof.

         5.2 Preservation of Business. From the date hereof through the Closing Date, HNS shall cause HNS to use its best efforts to preserve HNS' business organization intact, keep available the services of its present employees, consultants and agents.

         5.3 Litigation. HNS shall promptly notify the Company of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against HNS or against any officer, director, employee, consultant, agent, or stockholder with respect to the affairs of HNS.

         5.4 Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing Date, HNS shall cause HNS to conduct its business in such a manner so that the representations and warranties contained in Section 3 shall continue to be true and correct on and as of the Closing Date and as if made on and as of the Closing Date, and shall:

                  (i) promptly give notice to the Company of any event, condition or circumstance occurring from the date hereof through the Closing Date which would render any of the representations or warranties materially untrue, incomplete, insufficient or constitute a violation or breach of this Agreement; and

                  (ii) supplement the information contained herein in order that the information contained herein is kept current, complete and accurate in all material respects.

         5.5 No Other Negotiations. From the date hereof until the earlier of the termination of this Agreement (pursuant to Section 12 herein) or consummation of this Agreement, HNS will not permit and will not authorize any officer or director of HNS or any other person on its behalf to, directly or indirectly, solicit, encourage, negotiate or accept any offer from any party concerning the possible disposition of all or any substantial portion of the capital stock by merger, sale or any other means or any other transaction that would involve a change in control of HNS, or any transaction in which HNS contemplates issuing equity or debt securities.

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         5.6 Payables of HNS. HNS represents and warrants that payables of its operations associated with the provisions of non-medical services to physicians, but independent of payables associated with HNS' status and obligations as a public entity (such as obligations to professionals, transfer agents and other service providers pertaining to the cost of being public, including accounting, transfers, legal to HNS), do not exceed $34,441.20 in accordance with Exhibit B. The Company agrees and represents that it will satisfy the expenses on Exhibit B as set forth on Exhibit B on the time frame indicated. The Sole Director of HNS agrees to use his reasonable efforts to assist the Company in collecting the receivables as set forth in Exhibit C.

         5.7 . Schedule of Payables and Receivables. The payables and receivables of HNS of its operations associated with the provision of non-medical services to physicians as of the date hereof are set forth on Exhibits B and C hereto.

SECTION 6.  COVENANTS

         6.1 Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.

         6.2 Expenses. All reasonable costs, fees and expenses associated with the preparation of this Agreement shall be borne by the Company, including the fees and expenses of HNS' counsel and accountants, and all other fees, costs and expenses reasonably incurred by HNS in connection with the transactions herein contemplated. In this regard, the Company has paid on behalf of HNS $12,500 for HNS' legal fees and expenses incurred in connection with the consummation of this Agreement, and the Prior Agreement which such amount represents the total amount which shall be due by the Company for HNS' legal fees and expenses incurred in connection with the consummation of this Agreement and the Prior Agreement.

         6.3 Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

         6.4 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith for a period of one (1) year from the date hereof; provided, however, such obligation shall not apply to information which:

                  (i) at the time of disclosure was public knowledge;

                  (ii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

                  (iii) the receiving party had within its possession at the time of disclosure.

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SECTION 7.  CONDITIONS PRECEDENT TO THE OBLIGATION OF HNS TO CLOSE

         The obligation of HNS to enter into and complete the Closing is subject, at the option of HNS, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by HNS in writing.

         7.1 Representations and Covenants. The representations and warranties of the Company, Moses and the Stockholders contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company, Moses and the Stockholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company, Moses and the Stockholders on or prior to the Closing Date. The Company and Moses shall have delivered to HNS, if requested, a certificate, dated the Closing Date, to the foregoing effect.

         7.2 Governmental Permits and Approvals; Corporate Resolutions. Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. The Board of Directors of the Company shall have approved the transactions contemplated by this Agreement and the Company shall have delivered to HNS resolutions by its Board of Directors, certified by the Secretary of the Company, authorizing the transactions contemplated by this Agreement.

         7.3 Third Party Consents. All consents, permits and approvals from parties to any contracts, loan agreements or other agreements with the Company which may be required in connection with the performance by the Company of its obligations under such contracts or other agreements after the Closing shall have been obtained.

         7.4 Satisfactory Business Review. HNS shall have satisfied itself, after review of the information provided hereby or in connection herewith, or following any discussions with management or representatives of the Company that none of the information revealed thereby has resulted in, or in the reasonable opinion of HNS may result in, a material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of the Company.

         7.5 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated hereby or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the reasonable opinion of HNS , a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company.

         7.6 Stock Certificates. At the Closing, the Stockholders shall have delivered the certificates representing the NBG Shares, duly endorsed (or with executed stock powers), and medallion guaranteed, so as to make HNS the sole owner thereof.

         7.7 Other Conditions. In consideration of the foregoing, Allred agrees and shall have contributed back to the capital of HNS 1,500,000 shares of her common stock of HNS and shall have forgiven all debts and obligations owed to her by HNS including, without limitation, all accrued and unpaid salary or other benefits. The Company and HNS agree that HNS assigns hereby and Allred shall have the entire right to collect all receivables owed to HNS from Toco Hills. Dr. Kevin Smith agrees and shall have contributed back to the capital of HNS 900,000 shares of his common stock of HNS. Timothy Moses agrees and shall have contributed back to the capital of HNS 900,000 shares of his common stock of HNS.

         7.8 Other Documents. The Company, Moses and the Stockholders shall have delivered such other documents, instruments and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

SECTION 8. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY AND
           STOCKHOLDERS TO CLOSE

         The obligation of the Company and the Stockholders to enter into and complete the Closing is subject, at the option of the Company and the Stockholders, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by the Company.

         8.1 Representations and Covenants. The representations and warranties of HNS contained in this Agreement shall be true in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date. HNS shall have performed and complied with all covenants and agreements required by the Agreement to be performed or complied with by HNS on or prior to the Closing Date. HNS shall have delivered to the Company and the Stockholders, if requested, a certificate, dated the Closing Date and signed by an executive officer of HNS , to the foregoing effect.

         8.2 Governmental Permits and Approvals; Corporate Resolutions. Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. The Board of Directors and shareholders of HNS shall have approved the transactions contemplated by this Agreement, and HNS shall have delivered to the Company and the Stockholders, if requested, resolutions by their Board of Directors and the Stockholders of HNS certified by the Secretary of HNS, authorizing the transactions contemplated by this Agreement.

         8.3 Third Party Consents. All consents, permits and approvals from parties to any contracts, loan agreements or other agreements with HNS which may be required in connection with the performance by HNS of their obligations under such contracts or other agreements after the Closing shall have been obtained.

         8.4 Satisfactory Business Review. The Company and the Stockholders shall have satisfied themselves, after review of the information provided hereby or in connection herewith, or following any discussions with management or representatives of HNS that none of the information revealed thereby has resulted in or in the reasonable opinion of the Company may result in a material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of HNS.

         8.5 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated hereby or to seek damages or a discovery order in connection with such transactions, or which has or may in the reasonable opinion of the Company, have a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of HNS.

         8.6 Stock Certificates. At the Closing, the Stockholders shall receive certificates representing the HNS Shares to be received pursuant hereto and subject to the conditions previously described.

         8.7 Other Conditions. In consideration of the foregoing, Allred agrees and shall have contributed back to the capital of HNS 1,500,000 shares of her common stock of HNS and shall have forgiven all debts and obligations owed to her by HNS including, without limitation, all accrued and unpaid salary or other benefits. The Company and HNS agree that HNS assigns hereby and Allred shall have the entire right to collect all receivables owed to HNS from Toco Hills. Dr. Kevin Smith agrees and shall have contributed back to the capital of HNS 900,000 shares of his common stock of HNS. Timothy Moses agrees and shall have contributed back to the capital of HNS 900,000 shares of his common stock of HNS.

         8.8 Officers and Directors. The HNS current officers and directors, if requested, shall resign and officers and directors designated by the Company shall have been elected.

         8.9 Other Documents. HNS shall have delivered such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

SECTION 9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF HNS

         Notwithstanding any right of the Company and the Stockholders fully to investigate the affairs of HNS, the former shall have the right to rely fully upon the representations, warranties, covenants and agreements of HNS contained in this Agreement or in any document delivered by HNS or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the Closing.

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
            STOCKHOLDERS

         Notwithstanding any right of HNS fully to investigate the affairs of the Company, HNS have the right to rely fully upon the representations, warranties, covenants and agreements of the Company, Moses and the Stockholders contained in this Agreement or in any document delivered to HNS by the latter or any of their representatives in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the Closing.

SECTION 11.  INDEMNIFICATION

         11.1 Obligation of HNS to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 9, HNS hereby agrees to indemnify, defend and hold harmless the Company and the Stockholders from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "Loss") based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of HNS contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

         11.2 Obligation of the Company and Moses to Indemnify. Subject to the limitations on the survival of representations and warranties contained in
Section 10, the Company and Moses agree to indemnify, defend and hold harmless HNS from and against any Loss, based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

SECTION 12. THE CLOSING

         The closing ("Closing") shall take place simultaneously with the execution hereof. At the Closing, but not later than five days, the parties shall provide each other with such documents as may be necessary or appropriate in order to consummate the transactions contemplated hereby including evidence of due authorization of the Agreement and the transactions contemplated hereby. The date of Closing is referred to herein as the "Closing Date". This Agreement may be terminated at any time prior to Closing upon the written consent of the parties hereto

SECTION 13. MISCELLANEOUS

         13.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

         13.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

         13.3 Assignment. This Agreement is not assignable except by operation of law.

         13.4 Notices. Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

         The Company  or
         Stockholders:                       c/o Timothy C. Moses
                                             Nova BioGenetics, Inc.
                                             Atlanta Financial Center
                                             3353 Peachtree Road, Suite 942-A
                                             Atlanta, GA 30326

         HNS:                                Healthcare Network Solutions, Inc.
                                             c/o Dr. Kevin Smith
                                             8383 Dunwoody Place
                                             Atlanta, GA  33050

         Any notice of statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

         13.5 Governing Law. This Agreement shall be construed, and the legal relations be the parties determined, in accordance with the laws of the State of Delaware, thereby precluding any choice of law rules which may direct the applicable of the laws of any other jurisdiction.

         13.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party except as required to stay in compliance with the HNS' reporting obligations under the Securities Exchange Act of 1934.

         13.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase and issuance of the NBG Shares and the HNS Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

         13.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         13.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

         13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                        HEALTHCARE NETWORK SOLUTIONS, INC.


                                        By:____________________________________
                                        Name: _________________________________
                                        Its:  Sole Director

                                        NOVA BIOGENETICS, INC.


                                        By:____________________________________
                                        Name: Timothy Moses
                                        Its:  President


                                        SHAREHOLDERS OF NOVA BIOGENETICS, INC.


                                        ----------------------------------------
                                        Dr. Cecil Smith


                                        ----------------------------------------
                                        Mrs. Shelley Steele


                                        ----------------------------------------
                                        Timothy C. Moses


                                        ----------------------------------------
                                        J.T. Tucker


                                        ----------------------------------------
                                        G.B. Wolff


                                        ----------------------------------------
                                        BioShield Technologies, Inc.


                                        ----------------------------------------
                                        Deirdre Baker


                                        ----------------------------------------
                                        Atlantic Capital Fund


-------------------------------------
Sharon Allred (solely with respect to Sections 7.7)


-------------------------------------
Kevin Smith [solely as director] (solely with respect to Section 7.7,5.6 &5.7)

                                    EXHIBIT A





NAMES                                                              NO. OF SHARES
-----                                                              -------------
Dr. Cecil Smith ...........................................               89,000
Mrs. Shelley Steele .......................................              890,000
Timothy C. Moses ..........................................              890,000
J.T. Tucker ...............................................              890,000
G.B. Wolff ................................................              890,000
BioShield Technologies, Inc. ..............................            4,410,000
Deirdre Baker .............................................              890,000
Atlantic Capital Fund .....................................           22,304,904
TOTAL .....................................................           31,253,904


                                                           EXHIBIT B

                                                        ACCOUNTS PAYABLE


ACCOUNTS PAYABLE                       NOW            APRIL 1          APRIL 7        APRIL 15           MAY 1          JUNE 1
----------------                       ---            -------          -------        --------           -----          ------
AW. Hague                                -          $2,106.00                -               -       $2,106.00               -
Alpine Springs                           -              61.97                -               -               -               -
American Express                         -                  -         5,400.00               -               -               -
Anda                              1,567.60                  -                -               -          962.95               -
Angelica                                 -             208.00                -               -          208.00               -
Aqua                                     -                  -                -           58.85           58.85               -
AT&T                                     -              61.91                -               -               -               -
Adventis                                 -                  -                -          105.18               -               -
BCBS                                245.00                  -                -               -               -               -
Commodore                                -                  -                -           44.00               -               -
DHS                                      -                  -                -          164.90               -               -
Diagnostic                               -                  -                -               -          161.35               -
Docuteam                            314.94                  -                -               -          314.94          314.94
Dr. Paul                                 -                  -                -               -           25.50               -
Drx                                      -                  -                -          453.55               -               -
Jett                                     -                  -                -               -          443.75               -
LabCorp                           1,959.24                  -                -               -               -               -
Laura Flowers                       192.94                  -                -               -               -               -
Lizandro Tejada                          -           1,843.00                -               -        1,843.00        1,843.00
Matthew Kurumada                         -             150.00                -               -               -               -
McKesson                                 -           1,752.67                -               -        1,752.67        1,752.67
Medix                                    -                  -                -               -          137.95               -
Payroll                           3,500.00                  -                -               -               -               -
Raiford and Dixon                        -             719.77                -               -          719.77          719.77
Royce                                    -                  -                -               -           93.10               -
UPS                                      -                  -                -               -           73.47               -
TOTAL                            $7,779.72          $6,903.32        $5,400.00         $826.48       $8,901.30       $4,630.38

Grand Total                     $34,441.20



                                                               18

                                    EXHIBIT C

                               ACCOUNTS RECEIVABLE



Georgia Clinic -Illume ..........................  $    2,342.75         -
Georgia Clinic - Peachtree Corners ..............         471.65         -
Georgia Clinic - State Bridge ...................       2,563.15       4,000.00
Health Helpers ..................................      15,120.00       5,000.00*
Patterson Pump ..................................         450.00         450.00
Princeton Healthcare ............................         500.00         500.00
Procure Medical Group ...........................       1,000.00       1,000.00
Progressive Medical Group .......................         323.21         323.21

TOTAL ...........................................  $   22,770.76  $   11,273.21


*SERVICES PROVIDED


                                       19